Exhibit 10.6

Debt Exchange Agreement

Between

AOS Holdings LLC

4310 Guion Road,

Indianapolis IN

46254

(the” Investor”)

And

NextTrip Inc.

3900 Paseo del Sol

Santa Fe, New Mexico

87507

(the “Issuer”)

Whereas the parties have entered into an agreement whereby AOS (the Investor) has loaned NextTrip $1,000,000 (the Issuer) as of December 19th 2024 along with prepaid Interest of $150,000 in Preferred I shares and 1 million warrants (both cash and cashless) exercisable at $4.00 per share; AND,

Whereas the Parties Further agree that having the Investor agree to a “Debt Conversion” of the outstanding debt to equity of the issuer will provide significant benefit to the company in accelerating its financial structure and ability to attract new investors; AND,

Whereas the Investor is willing to accept NextTrip Preferred Series shares that are convertible at $4 per share as a means of paying off the Note and cancelling any further obligations for the Company under this Note, thereby treating the issuance of Preferred shares as payment in full; therefore,

The Parties have reached agreement this “debt conversion” is both strategically timely and will be beneficial to the Issuer, such that they provide both debt and availability to improved balance sheet presentation for the Company..

1.	Terms of The Debt Exchange

The parties have agreed to the following terms:

i)	The Investor will agree to accept $1 million in NextTrip Preferred series shares convertible at Four Dollar ($4.00) into common stock of the issuer, thereby representing the equivalent of 250,000 common shares upon conversion. The exchange for the issuer’s common stock will be done in a manner that ensures the company remains in compliance with the securities regulations and as such may require the issuance of a common stock equivalent preferred that will be exchangeable into the common stock upon Issuers receipt of notice by regulator and Issuer’s SEC counsel the exchange to common shares is compliant with the securities act.

ii)	Upon issuance of the NextTrip Preferred Series shares the Parties agree that the Note will be deemed to have been repaid in full.

2.	SEVERABILITY OF PROVISIONS

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

3.	MISCELLANEOUS

All payments of principal and premium on this Note have been paid in the form of the NextTrip Preferred shares and no further amendments or payments are required by the issuer.

amended without the written approval of the holder/lender.

4.	GOVERNING LAW

This Note shall be construed in accordance with the laws of the State of New Mexico.

Signature page to follow

5.	SIGNATURES

In WITNESS WHEREOF, the parties as of February 26th, 2025 have agreed to the terms of this Debt Exchange Agreement with the execution and delivery of this document.

Investor: AOS Holdings LLC		Issuer: NextTrip, Inc.

Denis Suggs		Bill Kerby
Printed Individual/Representative Name		Printed Individual/Representative Name

/s/ Dennis Suggs		/s/ Bill Kerby
Investors Signature		Issuer’s Signature

Title:	Managing Member	Title:	CEO